Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq : VRUS

Pharmasset Affirms Safety and Continued Progress in Clinical Development of RG7128

-Responds to inaccuracies in PharmaWire article

PRINCETON, N.J., May 4, 2010 — Pharmasset, Inc. (NASDAQ: VRUS), in response to certain inaccuracies in an article published by PharmaWire on May 3, 2010 about its development program for treatment of hepatitis C virus (HCV) in collaboration with Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd, stated today that the development of RG7128 is on track, and that no safety or other concerns have delayed the program.

More specifically, M. Michelle Berrey, M.D., M.P.H., Chief Medical Officer, stated, “In discussions with key colleagues at Roche, we have confirmed that the clinical data available on RG7128 to date indicate no concern with the safety profile of the compound. All safety data are reviewed by an independent data monitoring committee (DMC) throughout the conduct of this ongoing Phase IIb trial. While additional studies are necessary and appropriate to assess the safety and efficacy of RG7128, there has been no indication of anemia, bone marrow suppression, or nephrotoxicity, as inaccurately indicated in the PharmaWire article.”

Based on the timeline of the PROPEL RG7128 study, almost all of the 408 patients enrolled in the study have already completed their scheduled 8 or 12 weeks of the triple combination portion of the assigned treatment (RG7128 plus standard of care). The last patient enrolled in this study is to receive his or her last dose of RG7128 or placebo in early May.

The development of RG7128 is not on hold or delayed and there are no plans to amend any ongoing protocol to explore lower doses, in refutation of statements in the PharmaWire article.

Paul Lubetkin, Executive Vice President and General Counsel, said, “Pharmasset is troubled that any news organization would issue an article rife with unsupportable and false statements. One of the two named sources in the article confirmed that his statements, which were in the context of an off-the-record discussion about R1626, a Roche nucleoside on clinical hold, were inaccurately reported and misinterpreted as applying to RG7128. The development efforts for RG7128 are on track and ongoing. We sincerely hope that PharmaWire promptly publishes a retraction of this misleading and false article.”

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing, and commercializing novel drugs to treat viral infections. Pharmasset is focusing primarily on the development of oral therapeutics for the treatment of hepatitis C virus (HCV) and secondarily on the development of Racivir™ for the treatment of human immunodeficiency virus (HIV).

Our research and development efforts focus on nucleoside/tide analogs, a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication. We currently have four clinical-stage product candidates. RG7128, a cytosine nucleoside analog for chronic HCV infection, is in two Phase 2b clinical trials in combination with Pegasys® plus Copegus® and is also in the INFORM studies, a series of studies designed to assess the potential of combinations of two oral, direct acting antivirals without pegylated interferon and ribavirin to treat chronic HCV. These clinical studies are being conducted through a strategic collaboration with Roche. Our other, unpartnered, clinical-stage candidates for the treatment of HCV include PSI-7977, a uracil nucleotide analog that is in a Phase 2a trial, and PSI-938, a guanine nucleotide analog that is in a Phase 1 trial. We also have in our pipeline an additional guanine nucleotide analog, PSI-661, in advanced preclinical development for the treatment of HCV. Racivir, for the treatment of HIV, has completed a Phase 2 clinical trial.

Pegasys® and Copegus® are registered trademarks of Roche.

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

Office: +1 (609) 613-4181

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks, uncertainties and other important factors, including, without limitation, the risk that adverse events could cause the cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these and other risks, uncertainties and important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and our Quarterly Report on Form 10-Q for the period ended December 31, 2009 filed with the Securities and Exchange Commission and discussions of potential risks, uncertainties and other important factors in our subsequent filings with the Securities and Exchange Commission.